Exhibit 99.2

Philip Morris International Inc.
2018 Second-Quarter Results Conference Call
July 19, 2018

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2018 second-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Martin King, our Chief Financial Officer.

Martin.

MARTIN KING

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen. I will open with some brief remarks on how we currently see our business half-way through the year.

For our combustible tobacco portfolio, the fundamentals are robust, reflecting a strong pricing environment and improving volume trends. This is a very positive sign, given that the majority of our profits and cash flow continues to be generated by combustible tobacco products.

With regard to IQOS, we are tracking below our very high initial expectations for this year, primarily due to the current growth trajectory in Japan. However, the year-on-year performance across geographies remains very strong, and we continue to view RRPs as our largest growth opportunity going forward.

As André explained during the Annual Shareholders' Meeting in May, RRPs will experience periods of acceleration and periods of slower growth as they expand. The related timing is very hard to predict precisely, especially at this initial stage. This is the case with virtually every new product category, and IQOS will invariably go through these phases.

What is certain, in our view, is that adult smokers worldwide are looking for better alternatives to smoking. We believe that IQOS is the best alternative on the market today, as evidenced by the fact that an estimated 5.6 million adult consumers around the world have already stopped smoking and switched to IQOS.

(SLIDE 5.)

Let me now take you through our second-quarter results, beginning with total shipment volume -- that is, cigarettes and heated tobacco units combined -- which increased by 0.9%, or by 0.6% excluding inventory movements.

This growth was driven by higher heated tobacco unit volume across IQOS launch markets, led by Japan and Korea, partly offset by a 1.5% decline in cigarette volume, which includes the growing impact of adult smoker out-switching to our heated tobacco products.

Importantly, heated tobacco unit volume growth in the quarter was relatively balanced, with about half coming from outside the East Asia & Australia Region. This illustrates the broad-based progress of IQOS across geographies.

For the first half of the year, total shipment volume declined by 0.6%, and was essentially flat excluding inventory movements.

(SLIDE 6.)

Our cigarette volume decline in the quarter was due notably to Russia, mainly reflecting the impact of price increases and higher illicit trade, and Saudi Arabia,

primarily due to the impact of tax-driven price increases following the June 2017 excise tax introduction.

The decline was partly offset by growth in a number of markets, most notably Pakistan and Turkey, primarily reflecting higher industry volume. We also recorded cigarette volume growth in important geographies such as Indonesia, North Africa and the Philippines.

On a sequential basis, our cigarette volume performance in the quarter marked a significant improvement compared to the 5.3% decline of the first quarter.

(SLIDE 7.)

Turning to our second-quarter financial results, net revenues increased by 8.3%, excluding currency, driven by strong pricing for our combustible tobacco portfolio and higher volume of IQOS devices and heated tobacco units.

(SLIDE 8.)

Our pricing variance for combustible products in the quarter was more than 8% of second-quarter 2017 combustible product net revenues, driven by Argentina, Canada, Germany, Indonesia, the Philippines and Russia.

Year-to-date June, our combustible pricing variance was 7.5%.

(SLIDE 9.)

Adjusted operating income increased by 9.8%, excluding currency, reflecting the growth in net revenues coupled with lower manufacturing costs in the East Asia & Australia Region, partly offset by incremental RRP investments in all IQOS launch markets.

Adjusted operating income margin increased by 0.5 points, excluding currency.

(SLIDE 10.)

Currency-neutral adjusted diluted EPS increased by 20.2% in the quarter, and benefited from a lower estimated full-year effective tax rate, as well as lower interest expense.

Our effective tax rate in the quarter of approximately 22% reflects the impact of a revised full-year effective tax rate estimate of approximately 24%. The reduction compared to our prior full-year estimate of approximately 26% is mainly attributed to further analysis, interpretation and clarification of the scope and impact of the 2017 Tax Cuts and Jobs Act in the U.S.

Our lower interest expense in the quarter primarily reflects the impact of our ongoing efforts to optimize our capital structure following the passage of the Tax Cuts and Jobs Act. This included the decision to use existing cash to repay the principal for our recently matured May 2018 ten-year U.S. bond, which had a coupon of 5.65%.

(SLIDE 11.)

Our total international market share, excluding China and the U.S., increased by 0.8 points in the quarter to 28.4%.

The growth was driven by our heated tobacco brands, which reached 1.6%, up by 0.9 points. To put this performance into perspective, our heated tobacco brands now enjoy an international market share equivalent to that of Philip Morris -- our fourth-largest international cigarette brand -- after just over two years since the initial IQOS commercial expansion in Japan.

Despite the increasing impact of adult smoker out-switching to our heated tobacco products, share for our cigarette brands was stable at 26.9%.

(SLIDE 12.)

I will now cover our performance in select geographies, beginning with an update for two markets -- Russia and Saudi Arabia -- that we flagged previously as potential watch-outs.

In Russia, we recorded a strong pricing variance in the quarter, mainly driven by the annualization of pricing announced in the second-half of 2017, and further supported by price increases earlier this year. This built on our favorable pricing variance in the first quarter, and is a welcome change from 2017, during which we recorded essentially no net pricing in the market. Pricing in Russia was the main driver of the Eastern Europe Region's 14.7% combustible pricing variance for the year-to-date June period.

We continue to closely monitor the pricing environment in the market, particularly in the context of the excise tax increase that came into effect at the start of this month. Encouragingly, since June the industry has been progressively announcing price increases in line with the tax increase pass-on of five Rubles per pack. It is important to note, however, that there continue to be differences in timing between when price increases are announced and when they actually reach the consumer at retail.

Separately, I would like to highlight the favorable IQOS momentum in Russia, with HEETS offtake share in Moscow of 4.4% in the quarter, up by 1.7 points sequentially versus the first quarter. This growth was supported by the successful roll-out of our new digital initiatives.

(SLIDE 13.)

In Saudi Arabia, cigarette industry volume and PMI in-market sales volume remained under pressure in the quarter, declining by around 24% and 40%, respectively. However, the declines in both cases improved on a sequential basis, as the excise tax-driven price increases from June 2017 were finally lapped during the quarter.

We expect continued improvement in the sequential trends for both industry volume and our in-market sales over the balance of the year. Importantly, we will enter 2019 with this major drag on our profitability behind us.

(SLIDE 14.)

These positive developments are being reinforced by strong cigarette portfolio performances in a number of key markets, such Germany, Indonesia, the Philippines and Turkey, as highlighted on this slide.

(SLIDE 15.)

Turning now to IQOS in Japan, we recorded HeatSticks market share of 15.5% in the quarter, an increase of 5.5 points compared to the second quarter of 2017.

While share for HeatSticks declined by 0.3 points compared to the first quarter of 2018, let me remind you that our first-quarter share was favorably impacted by a low total market in January reflecting a cigarette inventory reduction by our main competitor. In fact, in-market sales of HeatSticks in the second quarter increased by over 5% versus the first quarter to 6.6 billion units.

We remain focused on re-accelerating HeatSticks share growth, particularly as competitors expand the availability of their heated tobacco products. In this regard, we are rolling out a range of initiatives this year -- which do not require incremental marketing expenditures -- to drive further switching to IQOS, including:

•	the introduction of the next generation of IQOS devices, which will offer significant improvements that address key consumer needs, including consecutive use;

•	the planned launch of a stronger-tasting HeatSticks variant in order to facilitate full flavor adult smoker switching, as well as a mainstream-priced product for more price-sensitive consumers;

•	the simplification of the registration process for new users, which was a significant barrier to entry, particularly for older smokers;

•	the intensification of our loyalty programs and deployment of more targeted and relevant communications for our existing and prospective IQOS users; and

•	the already addressed device reliability issues in the current generation of IQOS that had caused frustration among certain consumers.

We conservatively assume today that these initiatives will have a limited favorable impact this year, with the full favorable effect coming as of the beginning of 2019.

(SLIDE 16.)

We continue to observe strong consumer interest in the heated tobacco category. As of June 2018, an estimated 34.7% of adult tobacco users in Japan had used a heated tobacco product in the preceding seven days, an increase of over two points since March. This equates to around 150,000 additional users per month over the period.

It is important to highlight that this general growth dynamic has not changed as a result of the presence of competitive products. However, there are different patterns of full adoption depending on the product, with IQOS having the highest exclusive use and per-device heated tobacco unit consumption. Other products appear to dilute the correlation between the number of users and category share.

Thus, the heated tobacco category's consumption share of total tobacco volume -- which reached around 21% in June -- is lagging behind general heated tobacco user share. As the latter reflects an expression of interest in heated tobacco products and the potential for further conversion going forward, this augurs well for both the category and IQOS.

(SLIDE 17.)

We have previously highlighted the role that competitive churn associated with the introduction of new heated tobacco products to the market is having in Japan. In general, competitive products have the greatest impact following the initial launch, but, critically, it dissipates over time as consumers recognize the benefits of IQOS.

Given the geographic expansion of competitive products in recent periods -- and the related impact that this has on the national share for HeatSticks -- it is helpful to look at specific geographies within Japan to better gauge the impact of competitive introductions, and the related churn, on IQOS’s performance over time.

This slide shows heated tobacco unit offtake share trends in Fukuoka, Sendai and Tokyo -- three geographies where multiple heated tobacco products have been available the longest. As all three geographies illustrate, the longer that competitive products are in the market, the better IQOS performs.

Importantly, IQOS remains the heated tobacco proposition with the highest full conversion rate, which drives recurring HeatSticks purchase and, therefore, revenue.

(SLIDE 18.)

In Korea, HEETS market share reached 8.0% in the second quarter, an increase of 7.8 points versus the prior year period and 0.7 points sequentially.

Over the past few months, there regrettably has been confusion among adult consumers with regard to the heated tobacco category. This stems primarily from government discussions on graphic health warnings for heated tobacco products, as well as the Korean FDA's mischaracterization of the "tar" generated by such products, which we have vigorously refuted through compelling scientific evidence publicly and by directly informing our IQOS users.

Unfortunately, the Korean FDA has risked confusing millions of people into thinking that heated tobacco products are as harmful as cigarettes, contradicting its own scientific findings. In spite of this, our existing user base is staying with IQOS, demonstrating consumer confidence in the product and its benefits based on personal experience.

We have comprehensive plans in place to ensure that the confusion dissipates, so that the many adult smokers who are understandably hesitant at this time will resume switching from cigarettes to the heated tobacco category.

(SLIDE 19.)

In the EU Region, IQOS continues its steady growth. HEETS reached a regional share of 1.0% in the quarter, up by 0.8 points compared to the second quarter of 2017. This growth was supported by strong performances across IQOS launch markets, most notably Greece and Italy, where HEETS shares increased by 3.1 points to 4.1%, and by 1.3 points to 1.9%, respectively.

As the marketing focus behind IQOS continues to be limited to select geographies within EU launch markets, the regional share -- not to mention the national share for any specific market -- clearly understates the success of IQOS.

(SLIDE 20.)

It is also important to monitor the number of IQOS users, which serves as a leading indicator of heated tobacco unit consumption. Over the past twelve months, the estimated figure in the EU Region has increased by more than four-fold to approximately 1.2 million.

Importantly, we have maintained the overall level of quality of the IQOS user base -- as demonstrated by full and predominant conversion rates -- while growing the number of users substantially. We have also been able to increase the user registration rate, which now stands at over 80%.

User registration is very important as it enables us to follow and better service new IQOS users during their initial conversion journey, while also increasing the loyalty and retention of existing IQOS users.

(SLIDE 21.)

Turning to our full-year 2018 outlook, we continue to anticipate a total industry volume decline of 2% to 3%, excluding China and the U.S.

Against this backdrop, we also continue to expect a decline in our total shipment volume of approximately 2%. However, we now anticipate a change in the composition of our shipment volume, reflecting higher cigarette volume and lower heated tobacco unit volume compared to our prior forecast.

We expect a significant increase in our global heated tobacco in-market sales volume to around 44 to 45 billion units, including revised, more conservative assumptions regarding the impact of our product and marketing initiatives in Japan to support IQOS.

We now target heated tobacco unit shipments of around 41 to 42 billion units. This includes an anticipated full-year net inventory reduction of approximately three billion units, reflecting an estimated four billion unit reduction in Japan and one billion unit increase in other markets. We expect the reduction in Japan to be concentrated in the third quarter.

The revised shipment target represents a total net inventory adjustment swing of five billion units compared to our previous communication during our Annual Shareholders Meeting in May, when we had assumed a full-year net inventory increase of two billion units.

Our heated tobacco unit in-market sales volume target for this year reflects growth in the second half of approximately 60% compared to the same period in 2017 and almost 20% compared to the first six months of 2018.

(SLIDE 22.)

We now expect net revenue growth this year of 3% to 4%, excluding currency. The revision compared to our previously disclosed estimate of approximately 8% is primarily due to:

•	lower-than-anticipated shipments of IQOS devices and heated tobacco units, predominantly in Japan; and

•	the impact of accounting for our affiliate in Argentina as highly inflationary, effective July 2018;

•	partly offset by the better-than-expected performance of our combustible tobacco portfolio.

Let me provide some additional granularity behind the revision, beginning with devices, which account for approximately 2.5 points and mainly reflect the following:

•
the worldwide introduction of the next generation of IQOS devices towards the end of 2018, which I touched on earlier. This requires an adjustment to current generation device inventories, while the ramp-up of new devices is expected to occur in 2019;

•
the fact that we are reaching out to more conservative adult smokers in Japan who need more time and different communications to switch to heated tobacco, as well as the assumption of continued competitive churn as consumers experiment with other heated tobacco products, thus impacting the rate of adult smoker acquisition;

•	improved device reliability and longer life cycle, leading to fewer IQOS replacement purchases;

•	higher sales of second IQOS holders versus relatively higher-priced full kit purchases; and

•	the alignment of the retail selling price for all IQOS kits in Japan to the previously discounted price of approximately 8,000 Yen, independent of device registration.

Given the current unit margin structure of IQOS devices, the impact of lower device sales is felt predominantly on the net revenue line, with a slightly positive corresponding impact on operating income.

Heated tobacco unit shipment volume accounts for a further 2.0 points of the revision, mainly reflecting the anticipated full-year inventory reduction mentioned previously and the slower growth of in-market sales in Japan.

Our revised net revenue forecast is based on the conservative view of a very limited favorable impact from our initiatives in Japan in 2018.

The upward revision for combustible tobacco primarily reflects better-than-expected cigarette performance across a range of geographies, notably Germany, the Philippines and Turkey. We continue to anticipate a full-year combustible pricing variance of approximately 7% of our 2017 combustible product net revenues.

(SLIDE 23.)

Given our year-to-date June 2018 currency-neutral net revenue growth of 8.3%, our full-year target of 3% to 4% implies a slight decline for the second half of the year on the same basis.

This is primarily due to the challenging comparison that we face in the second half of the year related to the sizable shipments of HeatSticks that we made in 2017 as part of our planned inventory build in Japan. As a reminder, in the third and fourth quarters of 2017, we recorded currency-neutral net revenue growth of around 9% and 19%, respectively.

While the inventory build of approximately 13 billion heated tobacco units was appropriate at the time -- given the then forecasted demand, our heavy reliance on a single production center and the shift from air to sea freight -- it is now resulting in lower heated tobacco unit shipments and related net revenues, especially as we adjust existing inventory levels, mainly in the third quarter.

Consequently, we forecast net revenue growth of around 1%, excluding currency, in the third quarter, and a decline of around 4%, on the same basis, in the fourth quarter.

(SLIDE 24.)

As announced this morning, we are revising our 2018 reported diluted EPS guidance, at prevailing exchange rates, to a range of $5.02 to $5.12. The change primarily reflects lower anticipated heated tobacco unit shipments in Japan and the unfavorable impact of currency, partly offset by a lower estimated full-year effective tax rate of approximately 24%. We continue to target net incremental investment behind RRPs of approximately $600 million for the full year.

Our guidance now includes seven cents of unfavorable currency, at prevailing exchange rates. Excluding currency, our guidance represents a growth rate of approximately 8% to 10% compared to our adjusted diluted EPS of $4.72 in 2017.

(SLIDE 25.)

The unfavorable thirteen cent change in the currency impact on our guidance, as compared to our previous guidance on May 9th, is due notably to the Argentine Peso and Japanese Yen.

(SLIDE 26.)

For the year, we are now targeting operating cash flow of approximately $9.0 billion, subject to currency movements and year-end working capital requirements.

We also now anticipate capital expenditures of approximately $1.5 billion, compared to the $1.7 billion that we communicated in May. The change primarily reflects lower planned spending on heated tobacco unit manufacturing equipment, driven by increased production efficiency and greater flexibility associated with dual production at our existing factories, as well as an adjustment for the revised production forecasts.

(SLIDE 27.)

In June, our Board approved an increase in our quarterly dividend to an annualized rate of $4.56 per share. This marked the eleventh consecutive year in which PMI has increased its dividend, representing a total increase of 147.8%, or a compound annual growth rate of 9.5%, since PMI became a public company in 2008.

The timing and magnitude of the increase reflects the Board’s confidence in the growth outlook of our business, underpinned by the potential of our smoke-free products, and underscores the company's steadfast commitment to generously reward shareholders over time.

(SLIDE 28.)

In conclusion, the fundamentals supporting our combustible tobacco portfolio are robust, namely strong pricing and a moderate cigarette industry volume decline.

While we are tracking below our very high initial expectations for IQOS this year -- primarily reflecting the current growth trajectory in Japan -- the year-on-year performance across geographies remains very strong and we are confident that RRPs constitute our largest growth opportunity.

We are implementing the right marketing and product measures to reinvigorate growth in Japan. These initiatives, which require the rightsizing this year of existing IQOS device and HeatSticks inventories, will position PMI well for a strong overall performance in 2019.

(SLIDE 29.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

Thank you again and have a nice day.